Exhibit 16.1

March 20, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of GFI Group Inc.’s Form 8-K/A dated March 20, 2012, and have the following comments:

1. We agree with the statements made in the second sentence of the first paragraph, and the second, third, fourth and fifth paragraphs of Item 4.01.

2. We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph or the second sentence of the fifth paragraph of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York